[Letterhead of Wachtell, Lipton, Rosen & Katz]

Exhibit 8.1

March 9, 2004

Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Webster Financial Corporation, a Delaware corporation (“Webster”), relating to the proposed merger of FIRSTFED AMERICA BANCORP, INC., a Delaware corporation, with and into Webster.

          We have acted as counsel to Webster in connection with the Registration Statement and have participated in the preparation of the discussion set forth in the section entitled “THE MERGER AGREEMENT – Material Federal Income Tax Consequences” in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz